Exhibit 21.1

LIST OF SUBSIDIARIES

Multi-Fineline Electronix (Suzhou) Co., Ltd.

Multi-Fineline Electronix (Suzhou No. 2) Co., Ltd.

Aurora Optical, Inc.

M-Flex Cayman Islands, Inc.